Exhibit 4.1

Cusip       744053 30 7                                                 Shares


                                  SEE REVERSE FOR IMPORTANT NOTICE ON TRANSFER
                                  RESTRICTIONS AND OTHER INFORMATION


                         PROVIDENT SENIOR LIVING TRUST
                        a Real Estate Investment Trust
                Formed Under the Laws of the State of Maryland


THIS CERTIFIES THAT

IS THE OWNER OF

fully paid and nonassessable common shares of beneficial interest, $.001 par value per share, of Provident Senior Living Trust, a Maryland real estate investment trust (the "Trust"), transferable only on the books of the Trust by the holder hereof in person or by its duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby are issued and shall be held subject to all of the provisions of the Declaration of Trust and Bylaws of the Trust and any amendments thereto.

      IN WITNESS WHEREOF, the Trust has caused this Certificate to be signed by its duly authorized officers and its seal to be hereunder affixed this _____ day of __________, 2004.








____________________________________      ______________________________(SEAL)
 William P. Ciorletti, Secretary          Darryl W. Copeland, Jr., President

                               IMPORTANT NOTICE
                               ----------------



      The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Trust's maintenance of its status as a Real Estate Investment Trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). Subject to certain further restrictions and except as expressly provided in the Trust's Declaration of Trust, (i) no Person may Beneficially or Constructively Own Common Shares of the Trust in excess of 9.8% (in value or by vote of shares, whichever is more restrictive) of the outstanding Common Shares of the Trust;
(ii) no Person may Beneficially or Constructively Own Equity Shares of the Trust in excess of 9.8% (in value or by vote of shares, whichever is more restrictive) of the total outstanding Equity Shares of the Trust; (iii) no Person may Beneficially Own or Constructively Own Equity Shares that would result in the Trust being "closely held" under Section 856(h) of the Code or otherwise cause the Trust to fail to qualify as a REIT; (iv) no Person may Transfer Equity Shares if such Transfer would result in the Equity Shares of the Trust being owned by fewer than 100 Persons on or after January 29, 2005 under Section 856(a)(5) of the Code; and (v) no Person shall Beneficially Own or Constructively Own any class of Equity Shares to the extent that such Beneficial or Constructive Ownership of such Equity Shares would result in the assets of the Trust being considered plan assets within the meaning of Department of Labor Regulations Section 2510.3-101. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own Equity Shares which cause or will cause a Person to Beneficially or Constructively Own Equity Shares in excess or in violation of the above limitations must immediately notify the Trust. If any of the restrictions on transfer or ownership are violated, the Equity Shares represented hereby will be automatically transferred to a Trustee of a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Trust's Declaration of Trust, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Equity Shares of the Trust on request and without charge.


      The Trust will furnish to any shareholder, on request and without charge, a full statement of the information required by Section 8-203(d) of the Corporations and Associations Article of the Annotated Code of Maryland with respect to the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of the shares of each class of beneficial interest which the Trust has authority to issue and, if the Trust is authorized to issue any preferred or special class in series, (i) the differences in the relative rights and preferences between the shares of each series to the extent they have been set, and (ii) the authority of the Board of Trustees to set the relative rights and preferences of subsequent series. The foregoing summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Declaration of Trust of the Trust, a copy of which will be sent without charge to each shareholder who so requests. Such request must be made to the Secretary of the Trust at its principal office.

      FOR VALUE RECEIVED,                        HEREBY SELLS, ASSIGNS AND
                          ----------------------
TRANSFERS UNTO

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(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)

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(PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE)


______ (______) shares of beneficial interest of the Trust represented by this Certificate and do hereby irrevocably constitute and appoint attorney to transfer the said shares on the books of the Trust, with full power of substitution in the premises.

Date _____________   _________________________________________________________
                     NOTICE:     THE SIGNATURE TO THIS ASSIGNMENT MUST
                                 CORRESPOND WITH THE NAME AS WRITTEN UPON THE
                                 FACE OF THIS CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.